NEWS

GLOBALSTAR ANNOUNCES THIRD QUARTER 2013 RESULTS

•	Total third quarter 2013 revenue was $22.5 million compared to $20.5 million in 2012, an increase of 10%; service revenue increased 11% with equipment revenue increasing 6%
•	Duplex ARPU increased 29% to $24.50 during third quarter of 2013 compared to the third quarter of 2012; Duplex equipment revenue increased over 80% during the same comparable periods
•	Simplex and SPOT service revenue increased by 27% and 6%, respectively, during the third quarter of 2013 from the third quarter in 2012
•	COFACE senior debt facility agreement successfully amended and all events of default cured
•	Second-generation constellation completely in service and Duplex capabilities fully restored; minutes of use on the Globalstar network increased 23% during the third quarter of 2013 compared to the third quarter in 2012
•	On November 1, 2013, the Federal Communications Commission (“FCC”) voted unanimously to release a Notice of Proposed Rulemaking (“NPRM”) for Globalstar’s provision of low power mobile broadband services over 22 MHz of spectrum

Covington, LA – (November 13, 2013) – Globalstar, Inc. (OTCQB: GSAT) today announced its financial results for the three-month period ended September 30, 2013.

THIRD QUARTER FINANCIAL REVIEW

Jay Monroe, Chairman and CEO of Globalstar, commented, “The third quarter marked a momentous time for Globalstar as the Company achieved milestones across our operating, financial and regulatory efforts. In August, we placed the final satellite from our February launch into service, completing the MSS industry’s first second-generation Low Earth Orbit (“LEO”) constellation years ahead of the competition. This event not only physically restores quality Duplex service but also symbolizes our perseverance in the face of great challenges over the past few years. We have experienced both a material increase in network usage and the acquisition of a growing number of new subscribers as the combination of restored service and attractive pricing drives increased demand. The introduction of the SPOT Global Phone helped total Duplex equipment revenue grow 80%. We are succeeding in expanding MSS into the nascent consumer market. Major Duplex data points including ARPU, minutes of use, service revenue, equipment revenue and gross subscriber additions are rebounding and provide strong evidence of our future financial performance. The FCC’s recent release of proposed new rules permitting Globalstar to offer mobile broadband services is the culmination of a nearly year-long effort that, once concluded, should greatly enhance Globalstar’s future profitability while meaningfully increasing the nation’s spectrum available for terrestrial broadband service and reduce acute Wi-Fi congestion. We look forward to working through the comment cycle in collaboration with all stakeholders to obtain a favorable FCC order.”

Revenue

Revenue was $22.5 million for the third quarter of 2013 compared to $20.5 million for the third quarter of 2012, an increase of 10%, which was due to increases in both service revenue and subscriber equipment sales.

Service revenue was $17.1 million for the third quarter of 2013 compared to $15.4 million for the third quarter of 2012, an increase of $1.7 million, or 11%. The primary driver of this increase was growth in Duplex revenue, which increased $1.2 million, or 25%. The growth in Duplex service revenue was due primarily to higher usage, an increase in revenue-generating subscribers and the continued migration of subscribers to higher rate plans that reflect improved network performance. These factors drove a 29% increase in Duplex ARPU to $24.50. Third quarter 2013 service revenue growth also reflected SPOT revenue growth, which increased 6% as revenue-generating subscribers increased. SPOT ARPU increased 13% to $10.64 due in part to deactivations of non-revenue generating subscribers beginning in the first quarter of 2013. As previously announced, the Company initiated a process to deactivate certain suspended (non-paying) subscribers in its subscriber base beginning in 2013; approximately 36,000 subscribers were deactivated during the first quarter. If suspended subscribers were excluded from the 2012 subscriber count, average subscribers for the third quarter of 2013 would have increased by 8%. Simplex service revenue increased 27% due to a 24% increase in the average subscriber base. These increases were offset slightly by a decrease in other service revenue of $0.5 million due primarily to the timing and amount of service revenue recognized from engineering contracts in the third quarter of 2013 compared to the third quarter of 2012.

Subscriber equipment revenue was $5.5 million in the third quarter of 2013, an increase of 6% from the third quarter of 2012. Duplex equipment revenue increased 80% from the third quarter of 2012 which was driven by the success of SPOT Global Phone sales. Comparing the third quarter of 2013 to the same period in 2012, Simplex equipment sales decreased $0.6 million and SPOT equipment sales decreased $0.1 million. Simplex sales were impacted by the change in the mix of products sold during the third quarter of 2013 compared to the third quarter of 2012. SPOT sales were impacted by the delayed introduction of SPOT Gen 3™.

Net Loss

Net loss increased during the third quarter of 2013 reflecting the substantial impact of multiple aggregating non-cash items resulting from the Company’s debt transactions and related derivative instruments. The Company reported a net loss of $205.0 million for the third quarter of 2013 compared to $41.2 million for the third quarter of 2012. Increased net loss was due primarily to the impact of non-cash derivative losses driven by a significant increase in the Company’s stock price from June 30, 2013 to September 30, 2013. The increased net loss was due also to the recognition of a non-cash loss on extinguishment of debt of $63.6 million resulting from transactions executed in connection with the Amended and Restated Loan Agreement with Thermo, which was completed in July 2013 as a condition precedent to closing the Amended and Restated COFACE Facility. Also contributing to the increased net loss was higher interest expense as the amount of interest being capitalized decreased and note conversion activity increased, in addition to higher depreciation expense as the Company placed additional satellites into service.

Adjusted EBITDA

Adjusted EBITDA was $2.5 million for the third quarter of 2013 compared to $3.1 million in the third quarter of 2012. This decrease was due to an increase in total operating expenses of $2.6 million (excluding EBITDA adjustments) offset partially by an increase in revenue of $2.0 million. The increase in operating expenses was due to strategic investments made for sales and marketing initiatives, including new product launches and the expansion of the Company’s distribution network, as well as investments in its gateway infrastructure in anticipation of increased Duplex demand.

FINANCING UPDATE

During the third quarter, Globalstar successfully completed the amendment and restatement of its COFACE Facility Agreement. The amended agreement provides for a material improvement to the debt amortization schedule and covenant levels with a total deferral of $235 million of principal payments through 2019.

OPERATIONAL AND REGULATORY UPDATE

Second-Generation Constellation

•	As previously announced, all satellites launched on February 6, 2013 have been placed into service, successfully completing the Company’s second-generation constellation and fully restoring its Duplex capabilities.

Regulatory Reform for Terrestrial Spectrum Authority

•	On November 1, 2013, the FCC voted unanimously to release proposed rules that would permit Globalstar to provide low-power terrestrial mobile broadband services over 22 MHz of spectrum, including 11.5 MHz of Globalstar’s licensed S-band spectrum at 2483.5-2495 MHz, as well as the adjacent 10.5 MHz of unlicensed spectrum at 2473-2483.5 MHz. The comment period is 75 days following the publication of the proposal in the Federal Register with reply comments due 30 days thereafter.

Mr. Monroe concluded, “With both the refinancings and constellation restoration now in the rear view mirror, we are fully engaged in leveraging our restored duplex service capability to re-acquire and retain high-value subscribers. We can now dedicate 100% of our operational focus to driving revenue by investing in aggressive customer acquisition and retention strategies and continuing to develop and launch exciting new products like the new consumer asset tracking device, SPOT Trace™. And finally, let me reiterate how pleased we are with the proposed new rules issued by the FCC last week. These rules are extremely positive for our future plans and hold enormous potential for both consumers and the Company in the months and years ahead.”

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CONFERENCE CALL

The Company will conduct an investor conference call today at 5:00 p.m. EST to discuss third quarter 2013 financial results.

Details are as follows:
Conference: Call	5:00 p.m. EST
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company’s website at www.globalstar.com/investors.

If you would like to participate in the live question and answer session following the Company’s conference call, please dial 1 (800) 446-2782 (US and Canada), 1 (847) 413-3235 (International) and use the participant pass code 36024771.

Audio Replay:	A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. EST on November 13, 2013. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 3602 4771#.

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About Globalstar, Inc.

Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, flexible airtime service packages and the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. Note that all SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

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Investor contact information:

Email

investorrelations@globalstar.com

Phone

(985) 335-1538

Safe Harbor Language for Globalstar Releases

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release are accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,
	2013	2012
Revenue:
Service revenues	$17,056	$15,368
Subscriber equipment sales	5,493	5,169
Total revenue	22,549	20,537
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	8,181	7,413
Cost of subscriber equipment sales	4,148	4,040
Cost of subscriber equipment sales - reduction in the value of inventory	-	660
Marketing, general, and administrative	9,079	7,425
Depreciation, amortization, and accretion	23,715	18,654
Total operating expenses	45,123	38,192
Loss from operations	(22,574)	(17,655)
Other expense:
Loss on extinguishment of debt	(63,569)	-
Loss on equity issuance	(2,733)	-
Interest income and expense, net of amounts capitalized	(16,901)	(6,565)
Derivative loss	(97,534)	(16,473)
Other	(1,540)	(439)
Total other expense	(182,277)	(23,477)
Loss before income taxes	(204,851)	(41,132)
Income tax expense	118	56
Net loss	$(204,969)	$(41,188)

Loss per common share:
Basic	$(0.30)	$(0.10)
Diluted	(0.30)	(0.10)

Weighted-average shares outstanding
Basic	673,546	394,344
Diluted	673,546	394,344

 GLOBALSTAR, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(Dollars in thousands)

(unaudited)

	Three Months Ended September 30,
	2013	2012

Net loss	$(204,969)	$(41,188)

Interest income and expense, net	16,901	6,565
Derivative loss	97,534	16,473
Income tax expense	118	56
Depreciation, amortization, and accretion	23,715	18,654
EBITDA	(66,701)	560

Reduction in the value of long-lived assets and inventory	-	660
Non-cash compensation	1,171	323
Research and development	189	46
Foreign exchange and other	1,541	421
Thales arbitration expenses	-	224
Loss on extinguishment of debt	63,569	-
Loss on equity issuance	2,733	-
Write off of deferred financing costs	-	833
Adjusted EBITDA (1)	$2,502	$3,067

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new consumer products, and certain other significant charges. Management uses Adjusted EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to a similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company’s performance, including the effects of pricing, cost control and other operational decisions. The Company’s management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company’s operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations. Because of these limitations, the Company’s management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net income/(loss), revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except subscriber and ARPU data)

(unaudited)

	Three Months Ended September 30,
	2013		2012
	Service	Equipment	Service	Equipment
Revenue
Duplex	$6,235	$2,124	$4,993	$1,176
SPOT	6,969	1,217	6,552	1,314
Simplex	2,147	1,856	1,690	2,429
IGO	251	189	199	355
Other	1,454	107	1,934	(105)
	$17,056	$5,493	$15,368	$5,169

Average Subscribers
Duplex	84,821		87,819
SPOT	218,416		231,310
Simplex	215,691		173,781
IGO	39,859		41,576

ARPU (1)
Duplex	$24.50		$18.95
SPOT	10.64		9.44
Simplex	3.32		3.24
IGO	2.10		1.60

(1)	Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income. The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.